Exhibit (a)(1)(G)

From:      Tatiana Morosyuk

To:           Eligible Optionholders

Date:       July 30, 2010

Re:          Two Weeks Left to Make an Election in the Exchange Offer

There are just two weeks left for you to make your election to participate in the Mannatech, Incorporated Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options (the “Exchange Offer”).  The Exchange Offer is scheduled to expire at 8:00 a.m., Central Time, on August 13, 2010 unless the Exchange Offer is extended.  To participate in the Exchange Offer you must submit your Election Form by that deadline.

You should have received a set of materials explaining the Exchange Offer and how to elect to exchange your eligible options, as well as personalized information about your eligible options.  Please read the materials carefully and consult with your personal outside advisor(s) before deciding whether or not to participate.  If you choose to exchange your eligible options, please be sure you submit your Election Form to Mannatech, Incorporated:

•	by regular mail, courier or hand delivery to Mannatech, Incorporated, 600 South Royal Lane, Suite 200, Coppell, TX 75019, Attn: Tatiana Morosyuk;

•	by facsimile to (972) 471-7319; or

•	by scanning the completed Election Form to a PDF and emailing to tmorosyuk@mannatech.com.

Election Forms must be received before 8:00 a.m., Central Time, on August 13, 2010.

If you have any questions about the Exchange Offer, please send an email to tmorosyuk@mannatech.com or call Tatiana Morosyuk at (972) 471-7400.  You will have the ability to leave a voice message on this extension.

Where You Can Find Additional Information.

Mannatech, Incorporated has commenced its Offer to Exchange Certain Outstanding Stock Options for New Stock Options  to which this communication pertains.  Eligible Optionholders are strongly advised to read the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2010, the Offer to Exchange filed as Exhibit (a)(1)(A) to the Schedule TO, and the other documents related to the Exchange Offer filed with the SEC, which contain important information regarding the terms and conditions of the Exchange Offer.  These written materials and other related documents may be obtained free of charge from the SEC’s website at www.sec.gov.

Eligible Optionholders may obtain, free of charge, a written copy of the Exchange Offer and other materials related to the Exchange Offer by sending an e-mail to tmorosyuk@mannatehc.com or calling Tatiana Morosyuk at (972) 471-7207.